Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

EOLA CAPITAL LLC,

EOLA PROPERTY TRUST, L.P.,

EOLA MERGERSUB LLC

and

EOLA PROPERTY TRUST

Dated as of October 5, 2010

i

ii

EXHIBIT LIST

SECTION FIRST
EXHIBITS		REFERENCED

A	Definitions	Recital A

B	Surviving Entity Operating Agreement	1.4

C	Merger Consideration	1.5(a)

D	OP Agreement	1.5(a)

E	FIRPTA Certificate	7.2(e)

F	Registration Rights Agreement	7.3(a)

G	Lock-Up Agreement	Recital H

H	Amendments to Articles of Organization	1.4

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including all exhibits and schedules hereto, this “Agreement”) is made and entered into as of October 5, 2010 (the “Effective Date”) by and among Eola Property Trust, L.P., a Delaware limited partnership (the “Operating Partnership”), Eola Property Trust, a Maryland real estate investment trust (the “Company”), Eola MergerSub LLC, a Florida limited liability company and a wholly-owned subsidiary of the Operating Partnership (“MergerSub”) and Eola Capital LLC, a Florida limited liability company (“Eola Capital”).

RECITALS

A.            For purposes of this Agreement, all capitalized terms shall have the meanings given to such terms in Exhibit A, or as otherwise defined in this Agreement.

B.            The Company desires to consolidate its ownership of a portfolio of properties (the “Properties”) that are managed by Eola Capital through a series of transactions (the “Formation Transactions”).

C.            The Formation Transactions include the proposed initial public offering (the “Public Offering”) of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company.

D.            Pursuant to this Agreement, (i) MergerSub will merge with and into Eola Capital with Eola Capital surviving the merger (the “Merger”), and (ii) subject to the terms and conditions of this Agreement, the membership interests in Eola Capital will be converted automatically into the right to receive common units of limited partnership interest (“OP Units”) in the Operating Partnership.

E.             Concurrently with the execution of this Agreement, (i) the Company will enter into an agreement and plan of merger (the “Eola Office Merger Agreement”) with Eola Office Partners LLC (“Eola Office”), a member of Eola Capital, pursuant to which Eola Office will merge with and into the Company, and (ii) the Company and/or the Operating Partnership will enter into certain contribution agreements and interest sale agreements with respect to the Formation Transactions.

F.             This Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, have been approved by the members of Eola Capital, by the sole member of MergerSub and by the board of trustees of the Company, on behalf of the Company and in the Company’s capacity as sole general partner of the Operating Partnership, in accordance with applicable law and the applicable provisions of the Eola Capital operating agreement, the MergerSub operating agreement and the Operating Partnership’s agreement of limited partnership.

G.            Concurrently with the execution and delivery of this Agreement, certain affiliates of Eola Capital are executing and delivering a representation and warranty indemnity agreement (the “Indemnity Agreement”) relating to, among other things, certain representations and warranties related to the business of Eola Capital and certain indemnification obligations with respect to such representations and warranties.

H.            Concurrently with the execution and delivery of this Agreement, certain affiliates of Eola Capital are executing and delivering a lock-up agreement substantially in the form attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE MERGER

Section 1.1             The Merger.  At the Closing (as defined in Section 7.1) and subject to the terms and conditions contained in this Agreement, MergerSub will merge with and into Eola Capital. The separate existence of MergerSub shall cease and Eola Capital shall continue to exist under Florida law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”) and a direct wholly-owned subsidiary of the Operating Partnership.

Section 1.2             Effective Time.  Subject to the terms and conditions contained in this Agreement, concurrently with or as soon as practicable after (i) the execution by the Company and the Operating Partnership of the Underwriting Agreement, and (ii) following the satisfaction or waiver of the conditions set forth in Article 6, each of Eola Capital and MergerSub shall (and the Operating Partnership shall cause MergerSub to) file a certificate of merger or similar documents with respect to the Merger (the “Certificate of Merger”) as may be required by applicable law, with the Florida Department of State providing that the Merger shall become effective upon filing or at such later date and time as set forth in the Certificate of Merger, which date and time is not more than thirty (30) days after the acceptance of the Certificate of Merger by the Florida Department of State (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by and executed in accordance with, the relevant provisions of applicable law.

Section 1.3             Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable law.

Section 1.4             Organizational Documents.  At the Effective Time, (i) the articles of organization of Eola Capital LLC, as in effect immediately prior to the Effective Time, shall be amended in the manner set forth on Exhibit H and, as so amended, such articles of organization (the “Articles of Organization”) shall until thereafter amended as provided therein or in accordance with the Florida Limited Liability Company Act (the “FLLC Act”), and (ii) the operating agreement of the Surviving Entity shall be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such operating agreement shall be the operating agreement of the Surviving Entity, until therafter amended as provided therein or in accordance with the FLLC Act.

Section 1.5             Conversion of Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties to this Agreement:

(a)           The membership interests in Eola Capital (the “Eola Membership Interests”) shall be converted automatically into the right to receive the number of OP Units as determined in accordance with Exhibit C (the “Merger Consideration”).  Each holder of Eola Membership Interests that receives OP Units as Merger Consideration shall be admitted as a limited partner of the Operating Partnership and such admission shall be evidenced by, at the Operating Partnership’s election, either an amendment to the OP Agreement (“Amendment”) or by certificates representing such OP Units (“OP Unit Certificates”).  The parties shall take such additional actions and execute such additional documentation as may be required by the relevant organizational documents and/or the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, which will be substantially in the form attached as Exhibit D (the “OP Agreement”) or as reasonably requested by the Operating Partnership in order to effect the transactions contemplated hereby.  In addition, the parties shall take such other actions and execute such other documentation as may be required by the relevant organizational documents of any party or as reasonably requested by the Company in order to effect the transactions contemplated by this Agreement.

(b)           All Eola Membership Interests converted into the right to receive the Merger Consideration pursuant to Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of the Eola Membership Interests so converted shall therafter cease to have any rights as members of Eola Capital, except the right to receive the Merger Consideration applicable thereto.

(c)           All limited liability interests of MergerSub outstanding immediately prior to the Effective Time shall be converted automatically into a membership interest in the Surviving Entity; and

(d)           Each Eola Membership Interest issued and outstanding immediately prior to the Effective Time that is owned by the Company, the Operating Partnership or any of their direct or indirect wholly-owned subsidiaries (having been previously acquired by the Company, the Operating Partnership or any such subsidiary thereof pursuant to the other Formation Transactions) shall automatically be cancelled, shall cease to exist, and no consideration (including no Merger Consideration) shall be delivered hereunder in exchange therefor.

Section 1.6             Legends

(a)           Each certificate evidencing OP Units, if any, issued pursuant to the terms of this Agreement (and any certificates representing REIT Shares for which the OP Units may, in certain circumstances, be exchanged or redeemed), unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:

The securities evidenced hereby have not been registered under the Act, or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of such registration, unless, except in limited circumstances, the transferor delivers to the company an opinion of counsel satisfactory to the company, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or “Blue Sky” laws.

In addition to the foregoing legend, each certificate representing REIT Shares (for which the OP Units may, in certain circumstances, be exchanged or redeemed) shall also bear a legend which generally provides the following:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Trust; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Trust of such class or series (iii) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Trust during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Trust’s gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and (v) no Person may Transfer Shares of the Trust if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Trust which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Trust in excess or in violation of the above limitations must immediately notify the Trust.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Trust represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.

Section 1.7             Fractional Interests.  No fractional OP Units shall be issued in connection with the Merger.  All fractional OP Units that any holder of Eola Membership Interests would otherwise be entitled to receive as a result of the Merger shall be rounded to the nearest whole number of OP Units.

Section 1.8             Calculation of Merger Consideration.  As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the Company or the Operating Partnership, and shall be final and binding upon the holders of the Eola Membership Interests.

Section 1.9             Transaction Costs .  If the Closing occurs, the Company and the Operating Partnership shall be solely responsible for all transaction costs and related expenses of the Company, the Operating Partnership, MergerSub and Eola Capital in connection with the Merger, the Formation Transactions and the Public Offering.

Section 1.10           Tax Treatment. The parties agree and acknowledge that the Merger is intended to constitute a contribution by the holders of Eola Membership Interests of their respective Eola Membership Interests to the Operating Partnership in a transaction described in Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that inasmuch as the Merger is deemed to constitute or be part of a merger of the Company with the Operating Partnership (or other partnership for federal income tax purposes) pursuant to Section 708 of the Code and the Treasury Regulations thereunder, the parties hereto agree that such merger constitutes an “assets over form” merger of the Company into the Operating Partnership (or such other partnership) pursuant to Treasury Regulations Section 1.708-1(c)(3)(1).

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF EOLA CAPITAL

Eola Capital represents and warrants to MergerSub, the Operating Partnership and the Company as of the Closing Date, as follows:

Section 2.1             Organization; Authority; Qualification.  Eola Capital is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation and Eola Capital has the requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary.  Eola Capital has made available to the Operating Partnership true and correct copies of the organizational documents of Eola Capital, with all amendments as in effect on the date of this Agreement (collectively, the “Organizational Documents”).

Section 2.2             Due Authorization.  Eola Capital has the legal capacity to enter into this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Eola Capital pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Eola Capital, each enforceable against Eola Capital in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

Section 2.3             Consents and Approvals.  Except for the filing of the Certificate of Merger, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by Eola Capital in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 2.4             Capitalization.  On the Effective Date, the Eola Membership Interests are held eighty-five percent (85%) by Eola Office Partners LLC and fifteen percent (15%) by Banyan Street Office Holdings LLC.  Prior to the Closing (and following the consummation of the transactions contemplated by the Eola Office Merger Agreement), the Eola Memberships will be held by the Operating Partnership and by Banyan Street Office Holdings LLC.  All of the Eola Membership Interests are duly authorized, validly issued and fully paid and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the organizational documents of Eola Capital or any contract to which Eola Capital is a party or otherwise bound.

Section 2.5             Non-Contravention.  Except as shall have been cured to the satisfaction of the Operating Partnership, consented to or waived in writing by the Operating Partnership prior to the Closing Date, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene, violate or conflict with the Organizational Documents, including the operating agreement, if any, of Eola Capital or create any right in any part to terminate, amend or cancel any such Organizational Document, (ii) contravene, violate, or conflict with, any foreign, federal, state, local or other law binding on Eola Capital, or by which Eola Capital or any of its assets or properties are bound or subject, (iii) result in any violation of, breach of, default under or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to Eola Capital under (A) any agreement, document or instrument to which Eola Capital is a party or is otherwise bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which Eola Capital is bound, (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity or (v) result in the creation of any Lien upon the assets of Eola Capital.

Section 2.6             Non-Foreign Status.  (i) None of Eola Capital or any of the holders of an Eola Membership Interest is either a (A) “disregarded entity” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), or (B) a “foreign person” within the meaning of Section 1445(f)(3) of the Code or a “foreign partner” within the meaning of Section 1446(e) of the Code, and (ii) Eola Capital and each holder of an Eola Membership Interest is a United States person (as defined in Section 7701(a)(30) of the Code), and is not subject to any withholding requirements under the Code or other applicable law in connection with any payment or consideration contemplated under this Agreement.

Section 2.7             Securities Laws Matters. Eola Capital acknowledges that: (i) the Company and Operating Partnership intend the offer and issuance of any OP Units in accordance with the terms of this Agreement to be exempt from registration under the Securities Act of 1933, as amended and applicable state securities laws by virtue of the status of such partner or member as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act acquiring any OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any OP Units pursuant to the terms of this Agreement, the Company and Operating Partnership are relying on certain representations made in a representation letter delivered prior to the Closing by each member of Eola Capital that will receive OP Units as consideration in the Merger.

Section 2.8             No Brokers.   Neither Eola Capital nor any of its officers, directors, members, managers or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, the Operating Partnership, MergerSub or any of their affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the Company and the Operating Partnership in connection with the Public Offering and any related financing transactions).

Section 2.9             Exclusive Representations.  Except as set forth in this Article 2, Eola Capital makes no representation or warranty of any kind, express or implied, in connection with the transactions contemplated hereby, and each of the Operating Partnership, MergerSub and the Company acknowledges that it has not relied upon any other such representation or warranty.  Except as set forth in Section 3.2(e) of this Agreement, Eola Capital acknowledges that no representation or warranty has been made by the Company, MergerSub or the Operating Partnership with respect to the legal and Tax consequences of the Merger, nor with respect to the receipt of OP Units as Merger Consideration.  Eola Capital acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE
OPERATING PARTNERSHIP, MERGERSUB AND THE COMPANY

Section 3.1             Representations and Warranties with Respect to the Operating Partnership.  The Operating Partnership hereby represents and warrants to Eola Capital with respect to the Operating Partnership as of the Closing Date, as follows:

(a)           Organization; Authority; Qualification.  The Operating Partnership has been duly formed, is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  The Operating Partnership has made available to Eola Capital true and correct copies of the organizational documents of the Operating Partnership, with all amendments as in effect on the date of this Agreement.

(b)           Due Authorization.  The Operating Partnership has the legal authority to enter into this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c)           Consents and Approvals.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder, except in connection with the Formation Transactions and the Public Offering and except for the filing of the Certificate of Merger, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable.

(d)           Non-Contravention.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with the organizational documents of the Operating Partnership, (ii) contravene, violate or conflict with any foreign, federal, state, local or other law binding on the Operating Partnership or by which the Operating Partnership or any of its assets or properties are bound or subject, (iii) result in any violation of, breach of, default under or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to the Operating Partnership under (A) any agreement, document or instrument to which the Operating Partnership is a party or by which the Operating Partnership is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which the Operating Partnership is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity.

(e)           OP Units.  The OP Units, when issued and delivered in accordance with the terms of this Agreement for the consideration described herein, if applicable, when issued in accordance herewith, will be duly and validly issued, and free of any Liens other than any Liens arising through Eola Capital.  Upon such issuance, each holder of Eola Membership Interests that receives OP Units under the terms of this Agreement will be admitted as a limited partner of the Operating Partnership.  At all times prior to the execution of this Agreement, the Operating Partnership had no material assets, debts or liability of any kind.

(f)            No Litigation.  There is no Proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership that, if adversely determined, would have a Material Adverse Effect on the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby.

(g)           No Prior Business. Since the date of its formation, the Operating Partnership has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.

(h)           No Broker.  Neither the Operating Partnership nor any of its officers, members, managers or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Eola Capital or any of its affiliates (other than the Company or the Operating Partnership, if applicable) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by this Agreement.

Section 3.2             Representations and Warranties with Respect to the Company.  The Company hereby represents and warrants to Eola Capital with respect to the Company as of the Closing Date, as follows:

(a)           Organization; Authority; Qualification.  The Company has been duly formed, is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           Due Authorization.  The Company has the legal authority to enter into this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, each enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c)           Consents and Approvals.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder and except in connection with the Formation Transactions and the Public Offering and except for the filing of the Certificate of Merger, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable.

(d)           Non-Contravention.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with the organizational documents of the Company, (ii) contravene, violate or conflict with any foreign, federal, state, local or other law binding on the Company or by which the Company or any of its assets or properties are bound or subject, (iii) result in any violation of, breach of, default under or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to the Company under (A) any agreement, document or instrument to which the Company is a party or by which the Company is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which the Company is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity.

(e)           REIT Status.  At the effective time of the Public Offering and the Closing, the Company shall be organized in a manner so as to qualify as a real estate investment trust.  The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust commencing with its short taxable year ending December 31, 2010.

(f)            No Litigation.  There is no Proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely determined, would have a Material Adverse Effect on the ability of the Company to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby.

(g)           No Prior Business.  Since the date of its formation, the Company has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.

(h)           No Broker. Neither the Company nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Eola Capital or any of its respective affiliates (other than the Company or the Operating Partnership, if applicable) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.3             Representations and Warranties with Respect to MergerSub.  The Operating Partnership hereby represents and warrants to Eola Capital with respect to MergerSub as of the Closing Date, as follows:

(a)           Organization; Authority; Qualification.  MergerSub has been duly formed, is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           Due Authorization.  MergerSub has the legal authority to enter into this Agreement.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of MergerSub pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of MergerSub, each enforceable against MergerSub in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c)           Consents and Approvals.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder, except in connection with the Formation Transactions and the Public Offering and except for the filing of the Certificate of Merger, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by MergerSub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable.

(d)           Non-Contravention.  Assuming the accuracy of the representations and warranties of Eola Capital made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with the organizational documents of MergerSub, (ii) contravene, violate or conflict with any foreign, federal, state, local or other law binding on MergerSub or by which MergerSub or any of its assets or properties are bound or subject, (iii) result in any violation of, breach of, default under or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to MergerSub under (A) any agreement, document or instrument to which MergerSub is a party or by which MergerSub is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which MergerSub is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity.

(e)           No Litigation.  There is no Proceeding pending or, to MergerSub’s knowledge, threatened against MergerSub that, if adversely determined, would have a Material Adverse Effect on the ability of MergerSub to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby.

(f)            No Prior Business. Since the date of its formation, MergerSub has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case, except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.

(g)           No Broker.  Neither MergerSub nor any of its officers, members, managers or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Eola Capital or any of its affiliates (other than the Company or the Operating Partnership, if applicable) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by this Agreement.

Section 3.4             Exclusive Representations. Except as set forth in Section 3.1, Section 3.2 and Section 3.3, neither the Operating Partnership, MergerSub nor the Company makes any representation or warranty of any kind, express or implied, and Eola Capital acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE 4.
COVENANTS

Section 4.1             Covenants of Eola Capital.

(a)           Affirmative Covenants.  From the Effective Date through the earlier of (i) the termination of this Agreement in accordance with Section 9.1, and (ii) the Closing Date, and except in connection with the Formation Transactions, Eola Capital shall use commercially reasonable efforts to:

(i)            preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify; and

(ii)           conduct its business in the ordinary course of business consistent with past practice and consistent with its obligations under its Organizational Documents.

(b)           Negative Covenants.  From the Effective Date through the earlier of (i) the termination of this Agreement in accordance with Section 9.1, and (ii) the Closing Date, and except in connection with the Formation Transactions, Eola Capital shall not, without the prior written consent of the Operating Partnership:

(i)            declare, set aside or pay any distributions in respect of the Eola Membership Interests, except in the ordinary course of business consistent with past practice and in accordance with the Organizational Documents;

(ii)           issue or authorize the issuance of any securities in respect of, in lieu of or in substitution of the Eola Membership Interests or make any other changes to the equity capital structure of Eola Capital;

(iii)          purchase, redeem or otherwise acquire any Eola Membership Interest or any other securities of Eola Capital;

(iv)          issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any equity interests in Eola Capital or any other assets of Eola Capital;

(v)           amend, modify or terminate any management, leasing or similar agreement between Eola Capital and any other Person relating to any Property, except in the ordinary course of business consistent with past practice;

(vi)          enter into any material transaction not in the ordinary course of business;

(vii)         amend its Organizational Documents;

(viii)        materially alter the manner of keeping its books, accounts or records or the accounting practices reflected therein;

(ix)           adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

(x)            cause or take any action that would render any of the representations or warranties as set forth in Article 2 of this Agreement untrue, incomplete or misleading in any material respect; or

(xi)           file any entity classification pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat Eola Capital as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; commence, settle, compromise, or take any other material action with respect to any audit, investigation, dispute, deficiency, assessment, claim, litigation, or other action in respect of Taxes (including, for the sake of clarity, any liability for any amount as a result of a failure to comply with applicable Tax law); request a ruling or determination from any taxing authority; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement, or any closing or similar agreement relating to any Tax; surrender any right to claim a Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any action which has the effect of any of the foregoing.

Section 4.2             Tax Covenants.  The Company and the Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Eola Capital which are due after the Closing Date.

Section 4.3             Cooperation with Respect to Proceedings.  In the event of a Proceeding by any Person, including any Governmental Entity, seeking to restrain, prevent, prohibit, materially delay or restructure the transactions contemplated by this Agreement, including the Merger or the Public Offering, the parties shall cooperate and exercise commercially reasonable efforts to seek a resolution of such Proceeding so as to eliminate any impediment to Closing.

Section 4.4             Further Assurances.  Eola Capital shall execute and deliver to the Operating Partnership all such other and further instruments and documents and take or cause to be taken all such other and further actions as the Operating Partnership, the Company or MergerSub may reasonably request in order to effect the transactions contemplated hereby, including instruments or documents deemed necessary or desirable by the Operating Partnership, the Company or MergerSub to effect the Merger.

ARTICLE 5.
WAIVERS AND POWER OF ATTORNEY

Section 5.1             Waivers.  As of the Closing, Eola Capital hereby waives and relinquishes all rights and benefits otherwise afforded to Eola Capital (a) under its Organizational Documents, including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights in connection with a Public Offering and any right to consent to or approve of the sale or contribution by any member of Eola Capital of their Eola Membership Interests to the Operating Partnership and any and all notice provisions related thereto, and (b) for claims against the Company, MergerSub or the Operating Partnership for breach by Eola Capital or any of their respective present or former officers, managing members, or affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or affiliates or the terms of the Organizational Documents. Eola Capital acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents or other agreements among one or more holders of Eola Membership Interests or one or more of the members of Eola Capital. With respect to Eola Capital, Eola Capital expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers that it is entitled to give that are necessary or desirable to facilitate the Merger. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of Eola Capital to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents, which shall remain in full force and effect without modification.

Section 5.2             Grant of Power of Attorney.

(a)           Eola Capital hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (the Operating Partnership or such designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of Eola Capital, to act in the name, place and stead of Eola Capital to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), agreements, assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including the execution of any Closing Documents or other documents relating to the Merger), to provide information to the Securities and Exchange Commission (the “SEC”) and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole and absolute discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, as fully as could Eola Capital if personally present and acting (the “Power of Attorney”).

(b)           The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Eola Capital, and if any other such act or event shall occur prior to the consummation of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to consummate all such transactions as if such other act or event had not occurred and regardless of notice thereof.  Eola Capital acknowledges and agrees that, at the request of the Operating Partnership, it shall promptly execute and deliver to the Operating Partnership a separate power of attorney and proxy on the same terms set forth in this Section 5.2, such execution to be witnessed and notarized, and in recordable form (if necessary).  Eola Capital hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c)           It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by Eola Capital under this Section 5.2.  The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as the Attorney-in-Fact for the Merger, the Formation Transactions or the Public Offering and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or law, except for its own gross negligence or bad faith, or a breach of this Agreement or the terms of its power of attorney provided for herein.

ARTICLE 6.
CONDITIONS TO CLOSING

Section 6.1             Conditions to the Operating Partnership’s, MergerSub’s and the Company’s Obligation to Close.  The obligations of the Operating Partnership, MergerSub and the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by the Operating Partnership, MergerSub and the Company, in their sole and absolute discretion):

(a)           The representations and warranties of Eola Capital contained in this Agreement shall be true and correct on the Closing Date;

(b)           The obligations of Eola Capital contained in this Agreement shall have been duly performed on or prior to the Closing Date and Eola Capital shall not have breached any of Eola Capital’s covenants contained herein in any material respect;

(c)           Eola Capital, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Sections 7.2 and 7.3;

(d)           There shall not have occurred between the Effective Date and the Closing Date any Material Adverse Effect with respect to Eola Capital;

(e)           No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no Proceeding seeking such an order shall be pending or threatened;

(f)            The transactions contemplated by the Eola Office Merger Agreement shall have been consummated no later than immediately prior to the Closing (it being understood that the parties intend for the merger under the Eola Office Merger Agreement to become effective immediately prior to the Merger hereunder);

(g)           The Company shall have received the representation letter referenced in Section 2.7 from each Person holding Eola Membership Interests;

(h)           The Additional Contribution Transactions and the other Formation Transactions shall have closed or shall close concurrently with the Closing in accordance with their respective terms;

(i)            The Company’s registration statement on Form S-11 to be filed after the Effective Date with the SEC shall have become effective under the Act, and shall not be the subject of any stop order or other Proceeding by the SEC seeking a stop order; and

(j)            The IPO Closing (as defined in Section 7.1) shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).

Section 6.2             Conditions to Eola Capital’s Obligation to Close.  The obligations of Eola Capital to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by Eola Capital, in its sole and absolute discretion):

(a)           The representations and warranties of each of the Operating Partnership, MergerSub and the Company contained in this Agreement shall be true and correct on the Closing Date;

(b)           The obligations of each of the Operating Partnership, MergerSub and the Company contained in this Agreement shall have been duly performed on or prior to the Closing Date and neither the Operating Partnership, MergerSub nor the Company shall have breached any of their respective covenants contained herein in any material respect;

(c)           The Company, MergerSub and the Operating Partnership shall each have executed and delivered to Eola Capital the documents required to be delivered pursuant to Sections 7.2 and 7.3;

(d)           No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no Proceeding seeking such an order shall be pending or threatened;

(e)           The Company’s registration statement on Form S-11 to be filed after the Effective Date with the SEC shall have become effective under the Act, and shall not be the subject of any stop order or Proceeding by the SEC seeking a stop order; and

(f)            The IPO Closing shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).

ARTICLE 7.
CLOSING

Section 7.1             Time and Place; Pre-Closing, Closing and IPO Closing.  The date, time and place of the consummation of the transactions contemplated by this Agreement (the “Closing” or the “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing (it being understood that the parties intend for the merger under the Eola Office Merger Agreement to become effective immediately prior to the Merger hereunder).  Notwithstanding the foregoing, the Pre-Closing (as defined below) shall take place on the date designated by the Operating Partnership following the fulfillment of all of the conditions under Article 6, other than the conditions set forth in Sections 6.1(j) and 6.2(f) (collectively, the “Pre-Closing Conditions”) at 10:00 a.m. in the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, DC 20004 on the later of (i) the fifth (5th) Business Day prior to Closing, and (ii) the date of pricing of the Public Offering (the “Pre-Closing Date”).  On the Pre-Closing Date, each of the Operating Partnership, MergerSub, the Company and Eola Capital shall acknowledge and agree that all of the Pre-Closing Conditions have been satisfied and waive any rights with respect to such conditions.  The date, time and place of the consummation of the Public Offering, which shall occur concurrently with or immediately following the Closing, is referred to herein as the “IPO Closing.”

Section 7.2             Pre-Closing Deliveries.  On the Pre-Closing Date, the parties shall enter into an escrow agreement with an escrow agent designated by the Operating Partnership (in such capacity, the “Escrow Agent”) in a form reasonably satisfactory to all parties, and shall make, execute, acknowledge and deliver into escrow with the Escrow Agent, or cause to be made, executed, acknowledged and delivered into escrow with Escrow Agent through the Attorney-in-Fact, the legal documents and other items (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith.  Such execution, acknowledgment and delivery into escrow of the Closing Documents shall be referred to herein as the “Pre-Closing.”  The Closing Documents and other items to be delivered into escrow at the Pre-Closing shall include the following:

(a)           The Certificate of Merger;

(b)           The OP Agreement;

(c)           The Amendment or the OP Unit Certificates and/or other evidence of the transfer of OP Units to the holders of Eola Memership Interests (or their designees);

(d)           All books and records, title insurance policies, lease files, contracts, stock certificates, original promissory notes, and other indicia of ownership with respect to Eola Capital;

(e)           An affidavit from Eola Capital substantially in the form attached hereto as Exhibit E;

(f)            All documents required to be delivered by the “Indemnitors” under the Indemnity Agreement;

(g)           The representation letter referred to in Section 6.1(g);

(h)           The Operating Partnership, MergerSub and the Company, on the one hand, and Eola Capital, on the other hand, shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership, MergerSub and the Company (if so requested by Eola Capital) and Eola Capital (if so requested by the Operating Partnership, MergerSub or the Company) of this Agreement, any related documents and the documents listed in this Section 7.2; and

(i)            The Operating Partnership, MergerSub and the Company, on the one hand, and Eola Capital, on the other hand, shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties contained in this Agreement as of such date (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects).

Additionally, on the Pre-Closing Date, the parties shall execute and deliver to the Escrow Agent binding escrow instructions, in a form reasonably approved by all parties, acknowledging that all Pre-Closing Conditions have been met or waived and instructing the Escrow Agent to hold the Closing Documents in escrow until the conditions set forth in Sections 6.1(j) and 6.2(f) have occurred.

Section 7.3             IPO Closing Deliveries.  At the IPO Closing, (i) the Closing Documents shall be released from escrow and delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (ii) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall include the following:

(a)           The Registration Rights Agreement, signed by or on behalf of the Company and certain Persons to receive the Merger Consideration in accordance with the terms of this Agreement, substantially in the form attached hereto as Exhibit F; and

(b)           If requested by the Company, MergerSub or the Operating Partnership, a certified copy of all appropriate limited liability company actions authorizing the execution, delivery and performance by Eola Capital of this Agreement, any related documents and the documents listed in this Section 7.3.

Section 7.4             Payment of Merger Consideration.  As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor-in-interest) shall deliver to each holder of Eola Membership Interests, the Merger Consideration payable to such holder in the amounts and in the form provided in Section 1.5(a) of this Agreement.  The Surviving Entity (or its successor-in-interest) shall not be liable to any holder of Eola Membership Interests for any portion of the Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE 8.
SURVIVAL

Section 8.1             Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each of Eola Capital and the Operating Partnership, MergerSub and the Company set forth in this Agreement shall survive the consummation of the transactions contemplated hereby.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

ARTICLE 9.
TERMINATION

Section 9.1             Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement, including the Merger, the Formation Transactions and the Public Offering, may be abandoned at any time prior to Closing:

(a)           by mutual agreement of Eola Capital, the Operating Partnership, MergerSub and the Company;

(b)           at any time after the nine (9)-month anniversary of the Effective Date (the “Termination Date”), by either the Operating Partnership (on behalf of the Operating Partnership, MergerSub and the Company) or Eola Capital, by prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c)           by the Operating Partnership (on behalf of the Operating Partnership, MergerSub and the Company), upon written notice to Eola Capital, if (i) the Company determines, in its sole and absolute discretion, not to proceed with the Public Offering, (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment and shall not have been waived by the Operating Partnership and the Company, (iii) Eola Capital fails to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing, and, within twenty (20) days after written notice of such breach to Eola Capital, such breach shall not have been cured or waived by the Operating Partnership, MergerSub and the Company and Eola Capital shall not have provided reasonable assurance to the Operating Partnership, MergerSub and the Company that such breach will be cured in all material respects on or prior to the Closing, or (iv) Eola Capital shall breach in any material respect any of its representations or warranties hereunder, and, within twenty (20) days after written notice of such breach to Eola Capital, Eola Capital shall continue to be in breach of such representation or warranty; or

(d)           by Eola Capital, upon written notice to the Operating Partnership, MergerSub and the Company, if (i) any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Eola Capital, (ii) the Operating Partnership, MergerSub and the Company fail to perform in any material respect any of their respective covenants or agreements contained in this Agreement required to be performed by them on or prior to the Closing, and, within twenty (20) days after written notice of such breach to the Operating Partnership, MergerSub and the Company, such breach shall not have been cured or waived by Eola Capital and the Operating Partnership, MergerSub and the Company shall not have provided reasonable assurance to Eola Capital that such breach will be cured in all material respects at or prior to the Closing, or (iii) the Operating Partnership, MergerSub and the Company shall breach in any material respect any of their representations or warranties hereunder, and, within twenty (20) days after written notice of such breach to the Operating Partnership, MergerSub and the Company, the Operating Partnership, MergerSub and the Company shall continue to be in breach of such representation or warranty

Section 9.2             Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall be given by the party so terminating to the other parties to this Agreement, and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto.  If this Agreement is terminated pursuant to Section 9.1 hereof:

(a)           this Agreement shall become null and void and of no further force or effect, except that the obligations provided for in Section 4.2, Article 8, this Section 9.2 and Article 10 hereof shall survive any such termination of this Agreement; and

(b)           except as otherwise set forth herein, such termination shall be without liability of any party to any other party; provided, however, that if the transactions contemplated by this Agreement fail to close as a result of any breach or violation of any of its representations, warranties, covenants or agreements contained in this Agreement by any party, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of any such breach or violation so long as such other Parties are not then themselves in breach in any material respect of their respective obligations under this Agreement.

ARTICLE 10.
MISCELLANEOUS

Section 10.1           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or ..pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

Section 10.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to the choice of laws provisions thereof.

Section 10.3           Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 10.4           Entire Agreement.  This Agreement, the exhibits and schedules hereto and the agreements referred to in Section 7.2 hereof constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 10.5           Assignability.  This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership, the Company and MergerSub, may assign its rights and obligations hereunder to an affiliate.

Section 10.6           Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 10.7           Third Party Beneficiary.  Except as may be expressly provided or incorporated by reference herein, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, shareholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

Section 10.8           Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.  To the extent permitted by applicable law, the parties waive any provision of applicable law which renders any provision of this Agreement unenforceable in any respect.

Section 10.9           Interpretation.  This Agreement shall be read and construed in the English language.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  References herein to a party or other Person include their respective successors and assigns.  The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.  All references in this Agreement to “dollars” or “$” shall mean United States dollars.  With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 10.10         Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the next day that is a Business Day) when delivered by personal delivery or overnight courier, (ii) on the third Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by facsimile transmission or email transmission (provided that such facsimile or email is followed by an original of such notice by mail or personal delivery as provided herein).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Company, MergerSub and/or the Operating Partnership:

c/o Eola Capital LLC

390 N. Orange Avenue, Suite 2400

Orlando, Florida 32801

Phone: (407) 650-0593

Facsimile:  (407) 650-0597

Email: JHeistand@eolacapital.com

Attn:  James R. Heistand

with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Phone: (202) 637-5868

Facsimile: (202) 637-5910

Email: david.bonser@hoganlovells.com

Attn: David W. Bonser

To Eola Capital:

c/o Eola Capital LLC

390 N. Orange Avenue, Suite 2400

Orlando, Florida 32801

Phone: (407) 650-0593

Facsimile:  (407) 650-0597

Email: RTouzet@eolacapital.com

Attn:  Rodolfo Prio Touzet

Section 10.11       Equitable Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Eola Capital to enforce the consummation of the Public Offering.

Section 10.12       Enforcement Costs.  Should either party institute any Proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such Proceeding.  A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPERATING PARTNERSHIP

EOLA PROPERTY TRUST, L.P.,
a Delaware limited partnership

By:	EOLA PROPERTY TRUST,
a Maryland real estate investment trust

Its: General Partner

By:	/s/ James R. Heistand
	Name:	James R. Heistand
	Title:	Executive Chairman

COMPANY

EOLA PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ James R. Heistand
	Name:	James R. Heistand
	Title:	Executive Chairman

MERGERSUB

EOLA MERGERSUB LLC,
a Delaware limited liability company

By:	EOLA PROPERTY TRUST, L.P.,
a Delaware limited partnership

Its: Sole Member

By:	EOLA PROPERTY TRUST,
a Maryland real estate investment trust

Its: General Partner

By:	/s/ James R. Heistand
	Name:	James R. Heistand
	Title:	Executive Chairman

EOLA CAPITAL

EOLA CAPITAL LLC, a Florida limited liability company

By:	/s/ Rodolfo Prio Touzet
	Name:	Rodolfo Prio Touzet
	Title:	Chief Executive Officer

EXHIBIT A
TO
AGREEMENT AND PLAN OF MERGER

DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

(a)           “Additional Contribution Transactions” means the transactions contemplated by each of (i) the Contribution Agreement, dated as of August 6, 2010, by and among the Company, the Operating Partnership and Utah State Retirement Investment Fund, (ii) the Contribution Agreement, dated as of August 9, 2010, by and among the Company, the Operating Partnership, 1010 Street Atlanta LLP, Primera V, L.P., Tampa Properties, L.P., Peachtree Center L.L.L.P. and Cornerstone Atlanta LP, and (iii) the Contribution Agreement, by and among, the Company, the Operating Partnership, CP Investments I LLC, MAIT Capital LLC, CYP4 Capital LLC, ACP Laurich-Partnership Ltd., William George Evans Revocable Trust Dated March 16, 2005, Henry F. Pratt, III, Troy M. Cox, Fund III, EB Investors LLC, CAT Capital LLC, CP Strategic I LLC, IP4 Holdings Owner LLC, Deerwood Owners LLC, JRH-RPT Capital LLC, Rodolfo Prio Touzet, ACP Peachtree Center Investors LLC, ACP Cornerstone Investors LLC, ACP Orlando LLC, ACP Orange Avenue Investors LLC, ACP Westshore Manager LLC, 1110 VT Capital LLC and ACP/URS Maitland Manager LLC.

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by applicable law to close.

(c)           “Damages” means all claims, liabilities, Taxes, demands, obligations, losses, penalties, fines, assessments, levies and judgments (at equity or at law), damages (including compensatory damages and amounts paid in settlement), costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts fees and expenses (reasonably sustained or incurred in connection with the defense or investigation of any Proceedings, including Proceedings to establish insurance coverage), whenever arising or incurred, but expressly excluding exemplary and punitive damages (except to the extent awarded in any Proceeding initiated by a third party).

(d)           “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(e)           “IPO Price” means the initial public offering price of a Common Share in the Public Offering.

(f)            “Liens” means, means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.

(g)           “Material Adverse Effect” means, with respect to any Person, (i) any material adverse effect, individually or in the aggregate, on the assets, business, financial condition or results of operations of such Person, or (ii) any material adverse effect that could adversely affect or delay the

Exhibit A-1

ability of such Person to perform its respective obligations hereunder or in connection with the transactions contemplated hereby.

(h)           “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

(i)            “Proceeding” shall mean any governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistleblower complaint, charge, accusation, petition, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any Governmental Entity or any other dispute, including any adversarial proceeding.

(j)            “Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(k)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes or provided to any taxing authority or in respect of Tax law, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

(l)            “Utah Contribution Agreement” means the Contribution Agreement, dated as of August 6, 2010, by and among Utah State Retirement Investment Fund, the Operating Partnership and the Company.

(m)          “Underwriting Agreement” means that certain underwriting agreement, by and between the Company, the Operating Partnership and certain underwriters set forth therein, pursuant to which the Company will issue and sell shares in the Public Offering.

(n)           Each of the following terms is defined in the section set forth below opposite such term:

Term	Section

Agreement	Preamble
Amendment	1.5(a)
Attorney-in-Fact	5.2(a)
Certificate of Merger	1.2
Closing	7.1
Closing Date	7.1
Closing Documents	7.2
Code	1.10
Common Shares	Recital C
Company	Preamble
Effective Date	Preamble
Effective Time	1.2
Eola Membership Interests	1.5(a)

Exhibit A-2

Eola Capital	Preamble
Eola Office	Recital E
Eola Office Merger Agreement	Recital E
Escrow Agent	7.2
FLLC Act	1.4
Formation Transactions	Recital B
Indemnity Agreement	Recital G
IPO Closing	7.1
IPO Closing Documents	7.3
Merger	Recital D
Merger Consideration	1.5(a)
MergerSub	Preamble
OP Agreement	1.5(a)
Operating Partnership	Preamble
OP Units	Recital D
OP Unit Certificates	1.5(a)
Organizational Documents	2.1
Power of Attorney	5.2(a)
Pre-Closing	7.2
Pre-Closing Date	7.1
Pre-Closing Conditions	7.1
Properties.	Recital B
Public Offering	Recital C
SEC	5.2(a)
Surviving Entity	1.1
Termination Date	9.1(b)

Exhibit A-3

EXHIBIT B
TO
AGREEMENT AND PLAN OF MERGER

SURVIVING COMPANY OPERATING AGREEMENT

FIFTH

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EOLA CAPITAL LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Eola Capital LLC (the “Company”) is entered into as of the          day of           , 20    , by Eola Property Trust, L.P., a Delaware limited partnership, as the sole member (the “Member”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Florida Limited Liability Company Act, at Chapter 608, Florida Statutes (as amended from time to time, the “Act”) by filing its articles of organization (“Articles of Organization”) of the Company with the office of the Florida Department of State on September 7, 2006;

WHEREAS, Eola MergerSub LLC (“MergerSub”) was formed as a limited liability company pursuant to the Act by filing its articles of organization with the Florida Department of State on                   , 2010;

WHEREAS, on                 , 20    , (i) MergerSub merged with and into the Company, in accordance with the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of         , 2010, by and among the Company, MergerSub, the Member and Eola Property Trust and Section 608.438 and other applicable provisions of the Act, and (ii) the Company is the surviving entity in such merger; and

WHEREAS, pursuant to the terms and conditions of the Merger Agreement and the approval of the Member, this Agreement shall amend and restate in its entirety that certain Fourth Amended and Restated Operating Agreement of the Company, dated as of September 16, 2009, and shall govern the conduct of business of the Company.

NOW THEREFORE, the Member agrees as follows:

1.             Name.  The name of the limited liability company formed hereby is Eola Capital LLC. The Member may change the name of the Company from time to time.

2.             Articles of Organization.  The Articles of Organization have previously been executed, delivered and filed with the Florida Department of State by the Member.  The Member shall execute, deliver and file any amendments and/or restatements to the Articles of Organization and any other articles or certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Florida or necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct its business.  To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

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3.             Purpose.  The Company may engage in any lawful act or activity for which limited liability companies may be formed under the Act and engage in any and all activities necessary or incidental thereto.

4.             Powers.  In furtherance of its purposes, the Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary, appropriate, advisable or convenient to the conduct, promotion, attainment, or furtherance of the business, purposes or activities of the Company.

5.             Principal Business Office.  The principal business office of the Company shall be located at 390 N. Orange Avenue, Suite 2400, Orlando, Florida 32801, or at such other location as may hereafter be determined by the Member.

6.             Registered Office.  The address of the registered office of the Company in the State of Florida is c/o CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

7.             Registered Agent.  The name of the registered agent of the Company for service of process in the State of Florida shall be CT Corporation System.

8.             Term.     The Company shall commence on the date of the filing of the Articles, and the term of the Company shall continue until the dissolution of the Company, as provided in Section 22 hereof.

9.             Member.  The name and the mailing address of the Member are as follows:

Name	Address

Eola Property Trust, L.P.	390 N. Orange Avenue,
Suite 2400,
Orlando, Florida 32801

10.          Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally or otherwise liable for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

11.          Capital Contribution.  The Member of the Company has made or is deemed to have made a capital contribution in the amount of [                  ].

12.          Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company if the Member determines such capital contributions to be advisable.

13.          Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

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14.          Distributions.  Distributions shall be made to the Member at the times and in the amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 608.426 of the Act or other applicable law.

15.          Management.  In accordance with Section 608.422 of the Act, management of the Company shall be vested in the Member.  The Member shall have the power to do any and all acts necessary, convenient or incidental to, or for the furtherance of, the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Florida.  Notwithstanding any other provision of this Agreement, the Member is authorized to execute, deliver and perform any document on behalf of the Company without any meeting, vote or consent of any other person or entity.

16.          Tax Matters.  Unless the Member determines otherwise, the Company shall be treated as a partnership or a disregarded entity, as the case may be, for federal income tax purposes.

17.          Other Business.  The Member and any person or entity affiliated with the Member may engage in, or possess an interest in, other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company or any members admitted to the Company from time to time shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18.          Exculpation and Indemnification.  No Member or any of the officers, directors, employees, affiliates or representatives of the Member or the Company shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such officer, director, employee, affiliate, or representative in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer, director, employee, affiliate, or representative by this Agreement or the Act.  To the fullest extent permitted by applicable law, including Section 608.4229 of the Act, the Member and the officers, directors, employees, affiliates and representatives of the Member or the Company shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or the officers, directors, employees, affiliates or representatives of the Member or the Company by reason of any act or omission performed or omitted by the Member or the officers, directors, employees, affiliates or representatives of the Member or the Company in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer, director, employee, affiliate, or representative by this Agreement or the Act; provided, however, that any indemnity under this Section 18 shall be provided out of, and to the extent of, the Company’s assets only, and the Member and the officers, directors, employees, affiliates and representatives of the Member or the Company shall not have personal liability on account thereof.

19.          Assignments.  The Member may assign in whole or in part its limited liability company interest in accordance with Section 608.432 of the Act.  If the Member transfers all of its interest in the Company pursuant to this Section 19, the transferee shall be admitted to the Company as a member with all of Member’s rights, powers and liabilities under this Agreement, upon such transferee’s execution of an instrument signifying such transferee’s agreement to be bound by the terms and conditions of this Agreement, as may be amended to reflect such assignment.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company and shall be released from the obligations and liabilities under this Agreement.

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20.          Resignation.  The Member may resign from the Company in accordance with Section 608.427 of the Act.  If the Member resigns from the Company pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21, upon such member’s execution of an instrument signifying such member’s agreement to be bound by the terms and conditions of this Agreement, as may be amended to reflect such resignation and admission.  Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company and shall be released from the obligations and liabilities under this Agreement.

21.          Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, that such members agree to be bound by the terms and conditions of this Agreement, as may be amended to reflect such admission, and shall execute all documents and instruments as may be required by the Member in connection with such admission.

22.          Dissolution.

a.             The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with Section 608.441(1)(d) of the Act, or (iii) the entry of a decree of judicial dissolution under Section 608.449 of the Act.

b.             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Sections 608.4421 and 608.444 and of the Act.

23.          Severability of Provisions.  Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.          Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements by the parties.

25.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Florida (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.          Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

27.          Effectiveness.  Pursuant to Section 608.423 of the Act, this Agreement shall be effective as of the time of the date set forth above.

28.          Section Headings and References.  The Section headings used in this Agreement are for reference purposes only and should not be used in construing this Agreement.  Unless specified otherwise, references herein to a “Section” shall mean the specified Section of this Agreement.

8

29.          Successors and Assigns.  Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the party hereto and its successors and assigns, and all other persons hereafter having or holding an interest in the Company, whether as assignees, transferees, substitute members or otherwise.

30.          No Third Party Beneficiaries.  The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any person who is not a party to this Agreement.

[Signature page follows]

9

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement as of the date first set forth above.

MEMBER:

EOLA PROPERTY TRUST, L.P.,
a Delaware limited partnership

By:	EOLA PROPERTY TRUST,
a Maryland real estate investment trust

Its: General Partner

By:
Name: James R. Heistand
Title: Executive Chairman

Exhibit B-1

EXHIBIT C
TO
AGREEMENT AND PLAN OF MERGER

MERGER CONSIDERATION

The Merger Consideration to be received by all of the holders of the Eola Membership Interests in exchange for all such Eola Membership Interests shall be determined by reference to the following formula (the “Total Merger Consideration”):

Total Merger Consideration = Banyan Ownership Interest x AEV

Where:

AEV = TV – TA – AAA

TV = Total Value

TA = Total Adjustments

AAA = Additional Adjustment Amount

The “Merger Consideration” to be received by each holder of Eola Membership Interests in exchange for such Eola Membership Interests pursuant to Section 1.5 of the Agreement shall be the number of Common Shares determined as follows:

Merger Consideration = [Total Merger Consideration x EMI] / IPO Price

Where:

EMI = the percentage of Eola Membership Interests held by such holder

No fractional Common Shares shall be issued in connection with the Merger.  All fractional Common Shares that any holder of Eola Membership Interests would otherwise be entitled to receive as a result of the Merger shall be rounded to the nearest whole number of Common Shares.  Capitalized terms used but not defined in this Exhibit C shall have the meanings assigned to such terms in the Agreement.

Additional Defined Terms:

“Additional Adjustment Amount” shall mean the aggregate dollar value of the additional Common Shares issuable pursuant to Paragraph (2), (3) or (4) of Exhibit D of the Utah Contribution Agreement.  For purposes of this Agreement, Total Merger Consideration shall first be calculated without giving effect to the Additional Adjustment Amount (i.e., in order to determine the amount of the Additional Adjustment Amount).  Once the amount of the Additional Adjustment Amount has been so determined, it will be applied to the formula above to arrive at the final Total Merger Consideration.

“Acquisition Costs” means the aggregate acquisition costs for all new properties acquired by the Partnership or the Company at the IPO Closing, including the purchase price thereof and the amount of any assumed Indebtedness in connection therewith.  “Acquisition Costs” shall be calculated without duplication of amounts.

Exhibit C-1

“Banyan Ownership Interest” means, as of the Closing Date, the percentage interests (expressed as a decimal) held by Banyan Street Office Holdings LLC in Eola Capital LLC.

“Debt Adjustment Amount” shall mean any incremental change in the outstanding principal amount, the accrued and unpaid interest and/or the contractual prepayment amount (if any) with respect to Existing Indebtedness, which change results from a modification to the terms of such Existing Indebtedness (or replacement Indebtedness) between the Effective Date and the date of the IPO Closing.  For the avoidance of doubt, any increase in the outstanding principal amount, accrued and unpaid interest or prepayment amount shall be reflected as a positive number and any decrease in the outstanding principal amount, accrued and unpaid interest or prepayment amount shall be reflected as a negative number.

“Equity Plan” means the Eola Property Trust 2010 Equity Incentive Plan.

“Existing Indebtedness” means all outstanding Indebtedness relating to the properties or assets to be contributed directly or indirectly to the Operating Partnership, the Company, or any of their subsidiaries as part of the IPO, determined as of the Effective Date (including, without limitation, the Operating Partnership’s pro rata share of consolidated and unconsolidated joint venture Indebtedness); provided, however, that in the event that on or prior to the Effective Date the borrower and the lender with respect to any Indebtedness have agreed in writing to a reduced principal or payoff amount, then such reduced principal or payoff amount shall be taken into account when determining the “Existing Indebtedness” as of the Effective Date with respect to such Indebtedness.

“Formation Transaction Participants” shall mean the Persons who are parties to the Other Formation Transactions and who are entitled to receive cash, Common Shares or OP Units in the Other Formation Transactions other than in such Person’s capacity as a lender with respect to Existing Indebtedness.

“Incentive Equity” shall mean the product of (i) the aggregate number of Common Shares actually awarded to employees and directors of the Company under the Equity Plan as of the date of the IPO Closing, whether vested or unvested; times (ii) the IPO Price.

“Indebtedness” means, as to any person, any indebtedness, whether or not contingent, secured, senior, mezzanine or subordinated, (i) in respect of borrowed money (including, without limitation, permanent indebtedness, construction indebtedness, bridge financing, secured debt, mortgage debt, lines of credit and indebtedness secured by pledges of equity interests), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing capital lease obligations.

“Other Formation Transaction Consideration” shall mean the aggregate dollar value of (i) the cash, (ii) the Common Shares and (iii) the OP Units that is paid or that are issued or issuable to all Formation Transaction Participants in the Other Formation Transactions at the IPO Closing.  For purposes of this Exhibit C, the “Other Formation Transaction Consideration” shall be calculated before giving effect to the Additional Adjustment Amount.

“Other Formation Transactions” shall mean the following:

(1) Contribution Agreement, dated as of October 5, 2010, by and among, the Company, the Operating Partnership, CP Investments I LLC, MAIT Capital LLC, CYP4 Capital LLC, ACP Laurich-Partnership Ltd., William George Evans Revocable Trust Dated March 16, 2005, Henry F. Pratt, III, Troy M. Cox, Fund III, EB Investors LLC, CAT Capital LLC, CP Strategic I LLC, IP4 Holdings Owner LLC, JRH-RPT Capital LLC, Rodolfo Prio Touzet, ACP Peachtree Center Investors LLC, ACP Cornerstone Investors LLC, ACP Orlando LLC, ACP Orange Avenue Investors LLC, ACP Westshore Manager LLC, 1110 VT Capital LLC and ACP/URS Maitland Manager LLC;

Exhibit C-2

(2) Contribution Agreement, dated as of August 6, 2010, by and among Utah State Retirement Investment Fund, the Operating Partnership and the Company;

(3) Interest Purchase Agreement, dated as of August 6, 2010, by and among, the OP and Utah State Retirement Investment Fund;

(4) Contribution Agreement, dated as of August 9, 2010, by and among, the Company, the Operating Partnership, 1010 Street Atlanta LLP, Primera V, L.P., Tampa Properties, L.P., Peachtree Center L.L.L.P. and Cornerstone Atlanta LP;

(5) Contribution Agreement, dated as of August 9, 2010, by and between, the Company, the Operating Partnership and Committee, LLC;

(6) Contribution Agreement, dated as of July 19, 2010, by and among, the Operating Partnership, PSPIB Deep South Inc. and PSPIB U.S. Nominee Inc.;

(7) Option Agreement, dated as of July 29, 2010, by and among, the Operating Partnership and Coly McDaniel;

(8) Contribution Agreement, dated as of October 5, 2010, by and among, the Operating Partnership and VFG Holdings LLC;

(9) Option Agreement, dated as of July 26, 2010, by and among, IP4 Capital LLC and IP4 Associates LLC;

(10) Interest Sale Agreement, dated as of August 9, 2010, by and among, the Operating Partnership, IP4 Capital LLC and REUS IP4 LLC;

(11) Note Sale and Assignment Agreement, dated as of August 6, 2010, by and among the Operating Partnership, TRISAIL/MMA REALTY CAPITAL PARTNERS I, L.P. and DW Lender LLC;

(12) Master Settlement Agreement, dated as of September 20, 2010, by and among CAT-B Owner LLC, James R. Heistand, as Trustee of the James R. Heistand Revocable Trust, James R. Heistand, William G. Evans, Henry F. Pratt III, Troy M. Cox, Lehman Brothers Holdings Inc., as debtor and debtor in possession in its chapter 11 case in the United States Bankruptcy Court for the Southern District of New York (Case No. 08-13555 (JMP)), d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc., CP Investments I LLC, BSH Capital LLC, MAIT Capital LLC, Eola Capital Investment Fund III LLC, CAT Capital LLC, Eola Capital LLC, LB 655 Engineering LLC, LB Buschwood LLC, LB Southeast LLC, LB DAV LLC, Maitland Center Holdings LLC, LB OOC LLC and LB REX LLC;

(13) Option Agreement, dated as of October 5, 2010, by and among the Operating Partnership and Deerwood Owners LLC; and

(14) any other agreement executed between the Operating Partnership and/or the Company, on the one hand, and any third party, on the other hand, with respect to rights in the properties being contributed under the agreements described in items (1) through (13).

“Public Equity” shall mean the product of: (i) the aggregate number of Common Shares sold to the public in the IPO (excluding the over-allotment option, if any); times (ii) the IPO Price.

Exhibit C-3

“Total Adjustments” shall mean the sum of: (i) all Acquisition Costs; plus (ii) the Debt Adjustment Amount (whether a positive or negative number).

“Total Equity” shall mean the sum of (x) the product of: (i) the sum of (A) the aggregate number of Common Shares to be outstanding immediately following the date of the IPO Closing (excluding the over-allotment option, if any), and (B) the aggregate number of OP Units to be outstanding immediately following the date of the IPO Closing other than OP Units held by the Company; times (ii) the IPO Price, plus (y) the cash paid to all Formation Transaction Participants in the Other Formation Transactions at the IPO Closing.

“Total Value” shall mean the sum of: (i) Total Equity; minus (ii) Public Equity; minus (iii) Other Formation Transaction Consideration; minus (iv) Incentive Equity.

THE CALCULATION OF THE MERGER CONSIDERATION DELIVERABLE AT CLOSING PURSUANT TO THIS EXHIBIT C SHALL BE PERFORMED IN GOOD FAITH BY THE OPERATING PARTNERSHIP AND IN ACCORDANCE WITH THE AGREEMENT AND PLAN OF MERGER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT AND PLAN OF MERGER, THE CALCULATION OF THE MERGER CONSIDERATION DELIVERABLE AT CLOSING SHALL BE FINAL AND BINDING ABSENT MANIFEST ERROR.  ANY HOLDER OF EOLA MEMBERSHIP INTERESTS SHALL NOTIFY THE OPERATING PARTNERSHIP IN WRITING OF ANY ALLEGED MANIFEST ERROR WITHIN 48 HOURS OF RECEIPT OF THE OPERATING PARTNERSHIP’S CALCULATION OF THE MERGER CONSIDERATION DELIVERABLE AT CLOSING.  EOLA CAPITAL HEREBY IRREVOCABLY WAIVES ANY AND ALL CLAIMS RELATING TO THE CALCULATION OF THE MERGER CONSIDERATION DELIVERABLE AT CLOSING, OTHER THAN AS SPECIFIED IN SUCH NOTICE SETTING FORTH THE ALLEGED MANIFEST ERROR.

Exhibit C-4

EXHIBIT D
TO
AGREEMENT AND PLAN OF MERGER

OP AGREEMENT

Exhibit D-1

EXHIBIT E
TO
AGREEMENT AND PLAN OF MERGER

FIRPTA CERTIFICATE

1.        Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For United States tax purposes (including Section 1445), the owner of a disregarded entity which has legal title to a United States real property interest under local law, and not the disregarded entity, is the transferor of the property.

2.        In order to inform Eola Property Trust, L.P. (the “Transferee”), that withholding of tax is not required in connection with the transfer of the limited liability company interests in                    , pursuant to the Merger Agreement, dated as of October 5, 2010, by and between the Transferee, Eola Property Trust and                        (the “Transferor”), the Transferor hereby certifies and declares the following:

[(a)    [                  ] is a disregarded entity within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iii) and [                      ] is wholly owned by the Transferor.]

(b)      The Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(c)       The Transferor is a corporation for federal income tax purposes and is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

(d)      The Federal Taxpayer Identification Number for the Transferor is [                        ].

(e)           The address for the Transferor is:

[                      ]
[                      ]

3.        The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained in this certification may be punished by fine, imprisonment or both.

Under penalties of perjury, (the undersigned signatory signing on behalf of the Transferor below) declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of the Transferor.

Executed this                  day of                           , 20    .

[TRANSFEROR]

By:
Name:
Title:

Exhibit E-1

EXHIBIT F
TO
AGREEMENT AND PLAN OF MERGER

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit F-1

EXHIBIT G
TO
AGREEMENT AND PLAN OF MERGER

FORM OF LOCK-UP AGREEMENT

[•], 2010

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Barclays Capital Inc.
Wells Fargo Securities, LLC
  as Representatives of the several
  Underwriters to be named in the
  within-mentioned Purchase Agreement

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park
New York, New York  10036

Re:          Proposed Public Offering by Eola Property Trust

Dear Sirs:

The undersigned, a shareholder of Eola Property Trust, a Maryland real estate investment trust (the “Company”), and/or a holder of units of partnership interest (“OP Units”) in Eola Property Trust, L.P., a Delaware limited partnership (the “Operating Partnership”) as of the closing of the Public Offering (as defined below), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Barclays Capital Inc. (“Barclays”) and Wells Fargo Securities, LLC (“Wells Fargo,” and together with Merrill Lynch and Barclays, the “Representatives”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company and the Operating Partnership, providing for the public offering (the “Public Offering”) of common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of the Company.  In recognition of the benefit that the Public Offering would confer upon the undersigned as a shareholder of the Company and/or as a holder of OP Units, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 180 days (the “Lock-Up Period”) from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any Common Shares or any securities convertible into or exchangeable or exercisable for or repayable with Common Shares (including OP Units), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, or cause to be filed, any registration statement in connection therewith, under the

Exhibit G-1

Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

1.                                       if the undersigned is a trustee or executive officer of the Company, pursuant to the establishment by the undersigned of a written trading plan designed to comply with Rule 10b5-1(c) of the Exchange Act, provided that (x) no filing with the Securities and Exchange Commission regarding the establishment of such written trading plan (including, without limitation, via a current report on Form 8-K) shall be required in connection with such establishment and the undersigned does not otherwise voluntarily effect any public filing, or make any public announcement, with respect to such establishment until the expiration of the Lock-Up Period and (y) no sales or other dispositions may occur under such plans until the expiration of the Lock-Up Period; or

2.                                       as a bona fide gift or gifts; or

3.                                       to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

4.                                       as a distribution to limited partners or stockholders of the undersigned; or

5.                                       to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Furthermore, the undersigned or its affiliates may engage in transactions relating to Common Shares of the Company acquired by the undersigned, or with respect to which the undersigned otherwise acquired the power of disposition, on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

In addition, the restrictions in the first paragraph hereof shall not apply to pledges of the undersigned’s Common Shares and/or OP Units to the Company and/or the Operating Partnership pursuant to any pledge arrangements relating to the undersigned’s indemnification obligations under the applicable contribution agreement and dispositions or transfers in connection with the operation of such pledge arrangements.

Notwithstanding the foregoing, if:

Exhibit G-2

(1)           during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of the Purchase Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

If for any reason the contribution agreement pursuant to which the undersigned acquires Common Shares or OP Units, or the Purchase Agreement (once executed), shall be terminated prior to the closing of the Public Offering, this lock-up agreement shall likewise be terminated.

Very truly yours,

Signature:

Print Name:

Exhibit G-3

EXHIBIT H
TO
AGREEMENT AND PLAN OF MERGER

AMENDMENTS TO ARTICLES OF ORGANIZATION

Article II of the Articles of Organization is amended to read as follows:

“ARTICLE II — Address:

The mailing address and street address of the principal office of the Limited Liability Company is: 390 N. Orange Avenue, Suite 2400, Orlando, FL 32801.”

Article III of the Articles of Organization is amended to read as follows:

“ARTICLE III — Registered Agent, Registered Office and Registered Agent’s Signature:

The name and the Florida street address of the registered agent are: c/o CT Corporation System, 1200 South Pine Island Road, Plantation, FL 33324.”

Article IV of the Articles of Organization is deleted in its entirety.

Exhibit H-1